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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Cray Inc., formerly known as Tera Computer Company, on Form S-3 of our report dated February 4, 2000 (March 1, 2000 as to Note 12), which expresses an unqualified opinion and includes an explanatory paragraph describing an uncertainty about the Company's ability to continue as a going-concern, appearing in the Annual Report on Form 10-K of Cray, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Seattle, Washington
April 21, 2000